As filed with the United States Securities and Exchange Commission on May 22, 2017
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
______________________________
FORM S-8
Registration Statement Under The Securities Act of 1933
______________________________
DMC GLOBAL INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	84-0608431 (I.R.S. Employer Identification No.)

5405 Spine Road
Boulder, Colorado 80301
(303) 665-5700
(Address, including zip code and telephone number, including area code, of registrant’s principal executive office)
______________________________

Michelle H. Shepston
Chief Legal Officer
5405 Spine Road
Boulder CO 80301
(303) 665-5700
(Name, address, including zip code and telephone number, including area code, of agent for service)

With a copy to:
John A. Elofson, Esq.
Davis Graham & Stubbs LLP
1550 Seventeenth Street, Suite 500
Denver, CO 80202
(303) 892-9400
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.05 par value per share	250,000 shares	$12.95	$3,237,500	$375.23
(1) This Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.
(2) The offering price is estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of computing the amount of the registration fee and is based upon the average of the high and low prices of the Registrant’s common stock on May 19, 2017, as reported on the Nasdaq Global Select Market.

FORM S-8 PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement registers 250,000 shares of the common stock (the “Common Stock”), par value $0.05 per share, of DMC Global Inc. (the “Registrant”) issuable under the DMC Global Inc. Employee Stock Purchase Plan (the “Plan”). The remaining 600,000 shares have been previously registered by Registration Statements on Form S-8, No. 333-182979, No. 333-115563 (deregistered by post-effective amendment following issuance of last share registered), No. 333-54166 (deregistered by post-effective amendment following issuance of last share registered) and No. 333-58033 (deregistered by post-effective amendment following issuance of last share registered), which registration statements are hereby incorporated by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

a.
The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on March 9, 2017 (including the portions of the Registrant’s Definitive Proxy Statement on Schedule 14A for the Registrant’s 2017 annual meeting of stockholders incorporated by reference therein);

b.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, filed on April 27, 2017;

c.	The Registrant’s Current Reports on Form 8-K filed on February 28, 2017 and May 19, 2017; and

d.
The description of the Registrant’s common stock, as set forth under the caption “Description of Registrant’s Securities to be Issued” contained in the Registrant’s Amendment No. 1 to Registration Statement on Form 8-A, filed on March 27, 2006, and any amendment or report filed for the purpose of updating that description.

All reports and other documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 145 of the General Corporation Law of the State of Delaware provides for indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.  We maintain liability insurance protecting us, as well as our directors and officers, against liability by reason of their being or having been directors or officers.

Our Amended and Restated Certificate of Incorporation provides for the elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

As permitted by Section 145 of the Delaware General Corporation Law, our Amended and Restated Certificate of Incorporation requires us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was our director or officer, or is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person in connection with such action, suit or proceeding. Except for claims for indemnification (following the final disposition of such proceeding) or advancement of expenses not paid in full, however, we are not be required to indemnify a person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by the person was authorized in the specific case by our board of directors.

Article XI of our Amended and Restated Bylaws provides that we shall indemnify our directors and executive officers to the fullest extent not prohibited by Delaware law.

In addition, we have entered into indemnification agreements with each of our directors and officers under which we have indemnified each of them against expenses and losses incurred for claims brought against them by reason of their being one of our directors or officers, and we maintain directors’ and officers’ liability insurance.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 4, 2016).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 4, 2016).
4.3	Form of Certificate representing shares of Common Stock of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 4, 2016).
5.1	Opinion of Davis Graham & Stubbs LLP*
10.1
DMC Global Inc. Employee Stock Purchase Plan, as amended (incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement filed April 5, 2017, relating to the Company’s 2017 Annual Meeting of Stockholders).

23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page).*
____________
* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boulder, State of Colorado, on the 22nd day of May, 2017.

DMC GLOBAL INC.

By:	/s/ Michael Kuta
Michael Kuta
Chief Financial Officer

POWER OF ATTORNEY

The undersigned directors and officers of DMC Global Inc. hereby constitute and appoint Kevin T. Longe, Michael Kuta and Michelle H. Shepston, and each of them, each with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto with the United States Securities and Exchange Commission and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Kevin T. Longe	President, Chief Executive Officer and Director	May 22, 2017
Kevin T. Longe	(Principal Executive Officer)

/s/ Michael Kuta	Chief Financial Officer	May 22, 2017
Michael Kuta	(Principal Financial and Accounting Officer)

/s/ Gerard Munéra	Chairman and Director	May 22, 2017
Gerard Munéra

/s/ David Aldous	Director	May 22, 2017
David Aldous

Director
Yvon Pierre Cariou

/s/ Robert A. Cohen	Director	May 22, 2017
Robert A. Cohen

/s/ James J. Ferris	Director	May 22, 2017
James J. Ferris

/s/ Richard P. Graff	Director	May 22, 2017
Richard P. Graff

/s/ Clifford Peter Rose	Director	May 22, 2017
Clifford Peter Rose

EXHIBIT INDEX

Exhibit No.	Description
4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 4, 2016).
4.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 4, 2016).
4.3	Form of Certificate representing shares of Common Stock of the Registrant (incorporated by reference to the Registrant’s Current Report on Form 8-K dated November 4, 2016).
5.1	Opinion of Davis Graham & Stubbs LLP*
10.1
DMC Global Inc. Employee Stock Purchase Plan, as amended (incorporated by reference from Appendix A to the Company’s Definitive Proxy Statement filed April 5, 2017, relating to the Company’s 2017 Annual Meeting of Stockholders).

23.1	Consent of Independent Registered Public Accounting Firm.*
23.2	Consent of Davis Graham & Stubbs LLP (included in Exhibit 5.1).*
24.1	Power of Attorney (included on the signature page).*
________
* Filed herewith.